Exhibit 99.1

McLaren Technology Acquisition Corp.

Announces Extension of Deadline to Complete Business Combination

Irvine, CA, Feb. 02, 2023 (GLOBE NEWSWIRE) --  McLaren Technology Acquisition Corp. (NASDAQ: MLAI) (the “Company”) announced today that its sponsor, McLaren Technology Acquisition Sponsor LLC (the “Sponsor”), has requested that the Company extend the date by which the Company has to consummate a business combination from February 5, 2023 to March 5, 2023 (the “Extension”). The Extension is the first of six one-month extensions permitted under the Company’s governing documents. In connection with the Extension, the Sponsor has loaned the Company an aggregate of $664,125 (representing $0.033 per public share), which was deposited into the Company’s trust account on January 31, 2023. The Extension provides the Company with additional time to complete its initial business combination.

About McLaren Technology Acquisition Corp.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business, industry or geographic location, it intends to focus its search on companies within the banking, financial services and insurance sector that leverage artificial intelligence, machine learning, digital, technology, and fintech. The Company is led by Chairman and Chief Executive Officer, Sajan Pillai, Chairman of McLaren Strategic Ventures Holdings Group and former Chief Executive Officer of UST Global, President and Director, John Vilina, CFO/COO of McLaren Strategic Ventures Holdings Group, Chief Operating Officer, Murali Gopalan, former Chief Commercial Officer of UST Global, and Chief Financial Officer, Rajeev Nair, former Head of Corporate Finance of UST Global.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for its initial public offering, as well as other Company filings, filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Sajan Pillai

McLaren Technology Acquisition Corp.

(949) 989-4638